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                                                                   EXHIBIT 10.36

             THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE
      SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS, AND MAY NOT BE
              TRANSFERRED EXCEPT PURSUANT TO EXEMPTIONS THEREUNDER

                                 PROMISSORY NOTE
$343,284.55                                                       MARCH 13, 2002

       Maker:                    U.S. Natural Resources, Inc., a Delaware
                                 corporation
       Holder:                   Perceptron, Inc., a Michigan corporation

       Note Date:                March 13, 2002

       Maturity Date:            June 1, 2006

       Principal Amount:         Three Hundred Forty Three Thousand Two
                                 Hundred Eighty Four and 55/100 Dollars
                                 ($343,284.55) or so much as may be outstanding from time to time

       Loan Rate:                The "Prime Rate" minus 0.25 percent. The
                                 Principal Amount outstanding during each calendar month will bear interest during such calendar month at the Loan Rate in effect on the last day of such calendar month.

       Prime Rate:               The rate per annum then most recently
                                 publicly announced by Bank One, Michigan, or its successors, in Detroit, Michigan, as its "prime rate," as in effect from time to time.

1. Promise. Maker promises to pay to the order of Holder the Principal Amount, together with interest thereon and other amounts due under this Promissory Note (the "Note"), in lawful money of the United States of America in accordance with the terms of this Note. This Note is issued in connection with the closing of an Asset Purchase Agreement dated March 13, 2002 between Maker, as buyer, and Holder, as seller (the "Asset Purchase Agreement").

2. Interest Accrual. The unpaid Principal Amount from time to time outstanding under this Note will bear interest at the Loan Rate from the Note Date.

3. Payments. Maker will pay to Holder each of the payments described in this
Section 3. Each payment will be made to the address designated by Holder.

     3.1 Interest. On the first business day of each calendar month, beginning June 2002, Holder will send a monthly invoice to Maker showing the amount of accrued interest on the Note through the end of the preceding calendar month. Maker's payment for each such invoice will be due to Holder within 30 days from the date on which Maker receives the invoice. Maker may defer the payment of all or any part of the interest obligation reflected in all or any of the first 12 invoices. To the extent Maker does not pay in full any of the first 12

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     invoices by its due date, the unpaid amount will be deemed an advance by
     Holder to Maker under this Note, and the amount will be added to the Principal Amount effective on the day after the due date and will thereafter bear interest as part of the Principal Amount. For the purpose of calculating interest under this Note, the Loan Rate in effect on the last day of a calendar month will be deemed to be the Loan Rate for the entire calendar month, even if the Prime Rate changed one or more times during the month. (For example, the Loan Rate in effect on June 30, 2002 will be deemed to be the Loan Rate in effect for the entire month of June 2002, even if the Prime Rate changed one or more times during June 2002.)

     3.2 Principal. Beginning with the 13th monthly invoice for interest, each invoice will include, and Maker will pay to Holder within 30 days of receipt of the invoice, in addition to accrued interest, an amount equal to one thirty-sixth (1/36) of the unpaid Principal Amount or, if there has been a prepayment of any portion of the Principal Amount, an amount equal to the unpaid Principal Amount divided by the number of months remaining until the Maturity Date. Interest on this Note shall accrue on any such installment payment of the Principal Amount until the date such installment is paid.

     3.3 Maturity. Notwithstanding anything in this Note to the contrary, Maker will repay the outstanding Principal Amount and all unpaid and accrued interest under this Note on or before the Maturity Date, without further notice or demand.

     3.4 Prepayments. Maker may prepay all or any portion of the Principal Amount at any time or from time-to-time without penalty.

4. Application of Payments. All payments under this Note will be applied first to accrued interest and then to the Principal Amount.

5. Default. Each of the following will constitute an "Event of Default":

     5.1 The failure of Maker to make any payment required under this Note within 5 business days after receipt by Maker of a notice of payment default from Holder; or

     5.2 The sale by Maker of more than twenty-five percent of the "Assets" (purchased under and as defined in the Asset Purchase Agreement) to any unaffiliated third party outside the ordinary course of business.

6. Remedies. Upon the occurrence of an Event of Default, Holder may enforce any right conferred upon Holder under this Note and pursue any other right or remedy allowed by law or in equity. Without limitation of the foregoing, upon the occurrence of an Event of Default, Holder will have the right to declare the unpaid Principal Amount and all unpaid and accrued interest under this Note immediately due and payable. The Maker hereby waives demand, presentment, protest, diligence, notice of dishonor and any other notice or formality in connection with this Note.

7. Interest Limitation. Interest, fees, and charges collected or to be collected in connection with the indebtedness evidenced by this Note will not exceed the maximum, if any, permitted by applicable law. If any such law is interpreted so that any such interest, fees, or charges would


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exceed any such maximum, and if Maker is entitled to the benefit of such law, then (a) such interest, fees, or charges will be reduced to the permitted maximum and (b) any sums already collected from Maker which exceed the permitted maximum will be applied against the Principal Amount of this Note or, if required by applicable law, refunded.

8. Commercial Use. Maker hereby represents that the obligation evidenced by this
Note is undertaken for commercial use and not for personal, family or household purposes.

9. Miscellaneous.

     9.1 Severability. If any term, covenant, condition or provision of this Note, or the application thereof to any party or circumstance, is to any extent held invalid or unenforceable by a judicial order, the remainder of this Note or the application of such term or provision to parties or circumstances other than those as to which it is held invalid or unenforceable will not be affected thereby and each term, covenant, condition or provision of this Note will be valid and be enforced to the fullest extent permitted by law. The invalid or unenforceable provision will be curtailed, limited or eliminated only to the extent necessary to remove such invalidity or unenforceability with respect to the applicable law as it will then be applied.

     9.2 Headings; Drafting. The headings used in this Note are intended for convenience of reference only. The headings will not be considered to have any substantive significance or to define, limit or enlarge the scope or meaning of this Note or any provision hereof. This Note is deemed to have been drafted jointly by the parties and, accordingly, any ambiguous provision will not be resolved in favor of one party on the basis that the other party drafted the ambiguous provision.

     9.3 Jurisdiction and Venue. If Maker brings legal action against Holder to enforce or declare the terms of this Note, Maker will initiate the legal action in the U.S. District Court for the Eastern District of Michigan or in the Circuit Court of the State of Michigan, in Washtenaw County, and the legal action will thereafter be adjudicated exclusively within such court. If Holder brings legal action against Maker to enforce or declare the terms of this Note, Holder will initiate the legal action in the U.S. District Court for the District of Oregon or in the Circuit Court of the State of Oregon, in Multnomah County, and the legal action will thereafter be adjudicated exclusively within such court. Each party submits to the exclusive jurisdiction of the state and federal courts as specified above. Each of the parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth in the attached Schedule of Notice Addresses (or such changed address as provided in Section 9.9 Notices below) shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction in this
     Section 9.3 Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Note or the transactions contemplated hereby in such courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. During any time that litigation is pending between Maker and


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     Holder, any new legal action between Maker and Holder will be initiated and adjudicated in the same state or federal court in which the litigation is already pending, regardless which party initiates the new legal action and, to the extent permitted, will be consolidated with the pending litigation.

     9.4 Governing Law. This Note will be governed by and interpreted in accordance with the substantive laws of the State of Oregon, regardless of whether jurisdiction and venue lie in Michigan or Oregon.

     9.5 Attorney's Fees. If a suit, action, or other proceeding of any nature whatsoever (including any proceeding under the U.S. Bankruptcy Code) is instituted to enforce or interpret any provision of this Note or in connection with any dispute hereunder, the party which substantially prevails will be entitled to recover such amount as the court may adjudge reasonable as attorney's fees and all other fees, costs, and expenses of litigation at trial or any appeal or review, in addition to all other amounts provided by law.

     9.6 Entire Agreement. This Note, together with the Asset Purchase Agreement and the other agreements and instruments referenced therein, contains the entire agreement with respect to the matters contemplated by this Note and supersedes all prior oral and written agreements, including the Letter of Intent dated February 15, 2002, between the parties with respect to such matters.

     9.7 Amendment. This Note may not be modified or amended except by a written agreement signed by an officer of each party.

     9.8 Waiver. Failure of any party to complain of any act or omission on the part of any other party in breach or default of this Note, no matter how long the same may continue, will not be deemed to be a waiver by the party of its rights hereunder. No waiver by any party at any time, express or implied, of any breach of any provision of this Note will be deemed a waiver of a breach of any other provision of this Note or a consent to any subsequent breach of the same or other provisions.

     9.9 Notices. Any notice required or permitted to be given under this Note will be in writing and will be deemed duly given if sent by (i) facsimile transmission and mailed as indicated on the attached Schedule of Notice Addresses (unless such address has changed by prior written notice) or (ii) mailed, sent by overnight courier or delivered personally as indicated on the attached schedule of Notice Addresses (unless such address has been changed by prior written notice). Delivery will be deemed effective on the first business day after the date on which the facsimile is successfully transmitted, or the notice is received in the case of any other notice. A party may change its mailing address and/or fax number by providing written notice to the other party.

     9.10 Counterparts. This Note may be executed in any number of counterparts, all of which together will constitute one and the same agreement, and it may be executed by facsimile signature.



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     9.11 Further Assurances. From time to time, upon request of either party, the other party will execute, acknowledge, and deliver such documents and undertake such actions as may be reasonably requested in order to fulfill its obligations under this Note.

     9.12 Binding Effect. This Note is binding on the Maker and its successors, and shall inure to the benefit of Holder, its successors and assigns.



Perceptron:                          Perceptron, Inc.


                                     By:  /s/ A. A. Pease
                                          --------------------------------------
                                            Alfred A. Pease
                                            Chairman and Chief Executive Officer

USNR:                                U. S. Natural Resources, Inc.


                                     By:  /s/ George Van Hoomissen
                                          --------------------------------------
                                            George Van Hoomissen
                                            President and CEO, Forest Group

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                                   SCHEDULE OF
                                NOTICE ADDRESSES


IF TO PERCEPTION:              PERCEPTRON, INC.
                               47827 Halyard Drive
                               Plymouth, MI 48170
                               Attention:  Alfred A. Pease
                                         Chairman and Chief Executive Officer
                               Facsimile: 734-414-4800

                               With copies to:
                               Perceptron, Inc.
                               47827 Halyard Drive
                               Plymouth, MI 48170
                               Attention:     William Adams
                                              General Counsel
                               Facsimile: 734-414-4800

                               Dykema Gossett PLLC
                               400 Renaissance Center
                               Detroit, Michigan 48243-1668
                               Attention:     Thomas S. Vaughn, Esq.
                               Facsimile:     (313) 568-6915


IF TO USNR:                    U.S. NATURAL RESOURCES, INC.
                               P.O. Box 310
                               Woodland, WA 98674
                               Attention: George Van Hoomissen
                                         President and CEO, Forest Group
                               Facsimile: 360-225-1096

                               With copies to:
                               U.S. Natural Resources, Inc.
                               8000 NE Parkway Drive, Suite 100
                               Vancouver, WA 98662
                               Attention: Richard Ward
                               Facsimile: 360-892-2950

                               Ball Janik LLP
                               101 SW Main St., Suite 1100
                               Portland, OR 97204
                               Attention: Joel S. Kaplan
                               Facsimile:  503-295-1058